EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Wright Medical Group, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-147487) on Form S-3 and the registration statements (Nos. 333-75176, 333-90024, 333-108638, 333-115541, 333-125231 and 333-151756) on Form S-8 of Wright Medical Group, Inc. of our reports dated February 23, 2009, with respect to the consolidated balance sheets of Wright Medical Group, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Wright Medical Group, Inc.
As discussed in Notes 2 and 11 to the consolidated financial statements, effective January 1, 2007, the Company changed its method of accounting for uncertainty in income taxes as required by FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes. Also as discussed in Note 2 to the consolidated financial statements, the Company changed its method of quantifying errors in 2006.
(signed) KPMG LLP
Memphis, Tennessee
February 23, 2009